Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
To the Board of Directors
Essex Property Trust, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑281244 and 333-102552) on Form S-3 and registration statements (Nos. 333-224941, 333-194954, 333-189239, 333-123001 and 333-122999) on Form S-8 of our reports dated February 21, 2025, with respect to the consolidated financial statements of Essex Property Trust, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
San Francisco, California
February 21, 2025